Exhibit (r)(5)

Manning & Napier Code of Ethics

for

Manning & Napier Advisors, LLC

Rainier Investment Management, LLC

(each, an “Advisor” and, collectively, the “Advisors”)

Manning & Napier Fund, Inc. (the “Fund”)

Manning & Napier Investor Services, Inc.

and

Any other person(s) notified by a Chief Compliance Officer (“CCO”)

Updated: February 13, 2025

If you have any questions regarding the procedures for complying with this Code of Ethics, please direct all questions to Jessica Kushner, Advisor CCO or Samantha Larew, Fund CCO or through the group email, PST@manning-napier.com

Preamble

Manning & Napier (the “Firm”) exists to build brighter futures no matter what comes next. In order to fulfill this vision statement, the Firm relies on all of its employees to act with the utmost care, consideration, respect, and integrity when engaging with clients and colleagues alike. Through steadfast adherence to these behaviors, we gain our client’s trust—the foundation of our success.

The financial services industry is highly competitive, but Manning & Napier’s corporate values and ethical principles can help set us apart. We must build meaningful relationships with our clients, communities and each-other. We must embrace change and take bold initiative to challenge the status quo, act decisively and hold ourselves accountable. And we must strive for continuous growth to evolve in line with our client’s needs and regulators’ expectations.

Manning & Napier has adopted a Code of Ethics (“Code”) to guide employees in pursuing the highest standards of ethical conduct. The Code encapsulates the key components of unwavering ethical behavior but is not meant to address every situation that can arise in our complex, constantly evolving business. Your internal compass must help you navigate matters beyond the scope of the Code. When in doubt, consult your Chief Compliance Officers and/or General Counsel.

Numerous rules and regulations dictate the standards of care that guide the Firm’s conduct and the actions of its employees. The Code operates in conjunction with various other policies and procedures to ensure that the Firm takes appropriate steps to mitigate conflict and uphold applicable standards of care. As an employee, you must take the time to familiarize yourself with the content and substance of these policies and procedures and conduct yourself accordingly.

Contents
Section I: Code of Ethics		4
A.	Adoption of the Code of Ethics.	4
B.	Persons Covered by the Code (collectively “Supervised Persons” or “You”).	4
C.	Why this Code Applies to You.	4
Section II: Standards of Professional Business Conduct		5
A.	Conduct.	5
B.	Conflicting Activities	5
C.	Prohibited Activities	6
D.	Compliance with Laws, Rules, Regulations and Policies.	7
E.	Investment Recommendations and Actions.	8
Section III: Personal Securities Transactions		8
A.	Application	8
B.	Covered Accounts and Securities	8
C.	Reporting Requirements	9
D.	Pre-Approval Requirements	10
E.	Limitations and Restrictions	10
F.	Investment Person Restrictions	11
G.	Non-Covered Activities.	11
H.	Non-Covered Securities.	12
Section IV. Administration and Oversight		12
A.	Administration	12
B.	Oversight	13
C.	Violations and Remediations	14
D.	Written Reports to the Fund Board of Directors.	15
E.	Recordkeeping	15
Appendix A
Beneficial Ownership Interest		16
Appendix B
Definitions		17
Appendix C
M&N WHISTLEBLOWER POLICY & PROCEDURES		19

Section I: Code of Ethics

A.	Adoption of the Code of Ethics.

Manning & Napier Advisors, LLC (“MNA”), Rainier Investment Management, LLC (collectively, the "Advisors"), Manning & Napier Fund, Inc. (the "Fund"), and Manning & Napier Investor Services, Inc. (“MNBD”), (collectively, the “Firm”) have adopted this Code of Ethics (the “Code”) in accordance with Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”) and Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

MNBD currently serves as a Placement Agent for several private funds offered through subsidiaries of the Callodine Group, LLC (together, the “Private Funds”), an indirect owner of the Firm. Private Funds offered through MNBD are managed by Callodine Group, LLC or one if its other wholly owned subsidiaries including, Callodine Capital Management, LP, Callodine Credit Management, LLC, and Thorofare, LLC. The Firm’s locations, operations, and research processes are physically separate and distinct from those of the advisers to the Private Funds. Advisers to the Private Funds maintain their own Code of Ethics. As such, employees of Callodine and its other wholly owned subsidiaries are not considered employees of the Firm and are not subject the Firm’s Code of Ethics.

The Code establishes standards of conduct and requires employees of the Firm to comply with all applicable federal securities laws (as defined in Appendix B). Furthermore, the Code, among other things, governs personal securities trading, including the reporting of personal securities accounts, holdings, and transactions, along with the pre-clearance of certain investments.

The Firm and its employees owe a fiduciary duty to our clients. Employees are required to conduct their affairs, including their personal securities transactions, in such a manner as to avoid:

(i)	serving their own personal interests ahead of clients;

(ii)	taking inappropriate advantage of their position with the Firm; and

(iii)	creating any actual or potential conflicts of interest or abuse of their position of trust and responsibility.

B.	Persons Covered by the Code (collectively “Supervised Persons” or “You”).
•	Directors and Officers of the Firm;
•	Employees; and
•	Certain temporary workers, interns and consultants, certain employees of affiliates, or particular persons designated by a CCO.

C.	Why this Code Applies to You.

As a Supervised Person of the Firm, you have a responsibility to put the clients’ best interest first, and to act in a manner that does not compromise the interests of any client or create any apparent or actual conflicts of interest between the Firm, employees, and our clients. The Firm will provide each Supervised Person with a copy of this Code and any amendments. In addition, each employee is required to submit an acknowledgement of the receipt of the Code and any amendments.

Section II: Standards of Professional Business Conduct

The Standards of Professional Business Conduct set forth herein do not purport to address every possible conflict or prohibition. Supervised Persons must use this Section as a guide. When conflicts occur that are not contemplated here, it is your responsibility to ensure that such conflicts do not harm clients or otherwise place your interests ahead of clients. Supervised Persons must escalate to a CCO any newly identified material conflicts of interest to ensure that the Firm has appropriate controls in place to mitigate such conflicts.

A.	Conduct.

Supervised Persons are to conduct themselves with integrity, honesty, and dignity, and act in an ethical manner in their dealings with the public, clients, prospective clients, and fellow employees. Additionally, employees are to encourage fellow employees to conduct themselves in a professional and ethical manner that will positively reflect on themself, their profession, and the Firm. Supervised Persons are to use reasonable care and exercise independent professional judgement, act with competence, and strive to maintain and improve their competence and that of fellow employees. Supervised Persons must hold themselves and their peers accountable to compliance with and adherence to the principles of this Code.

B.	Conflicting Activities

1.	Conflicting Transactions. No Supervised Person who is aware (or should be aware) that the Advisors are purchasing or selling a particular Covered Security or are considering such a purchase or sale for clients may engage in any transaction with respect to that security.

For the purposes of this Code, a Covered Security is under consideration for purchase or sale when:

i.	a Covered Security is recommended for purchase or sale;
ii.	a decision has been made, though not yet implemented, to make such purchase or sale; or
iii.	the Advisors seriously consider making a recommendation regarding the Covered Security.

2.	Conflicting Duties. Employees may not serve on a Board of Directors of publicly traded companies or otherwise undertake any special duties or responsibilities to companies in which the Firm could invest in their client’s portfolios without receiving prior approval from a CCO through the Firm’s vendor, ComplySci.

FINRA Rule 3241, limits registered persons from being named a customer’s beneficiary or holding a position of trust for or on behalf of a customer. All Employees must receive prior approval from a CCO or member of the Compliance Department in order to be named as a customer’s beneficiary, executor or trustee, or hold a power of attorney or similar position for or on behalf of customer. Prior approval is not required when the customer is a member of the employee’s immediate family.

3.	Conflicts of Interest. A conflict of interest occurs when a Supervised Person’s private interest(s) interfere in any way with interest(s) of the Firm and/or its clients. Supervised Persons have a responsibility to report any material transaction or relationship that reasonably could be expected to create a conflict of interest with the Firm or its clients. You should be aware that actual or potential conflicts of interest could arise not just from dealing with external parties, such as clients or consultants, but also from relations or transactions with other Supervised Persons.

4.	Disclosure of Conflicts.

i.	When making investment recommendations, or taking investment actions, Employees must disclose to your customers and clients any material conflict of interest relating to you and any material beneficial ownership of the securities involved which could reasonably be expected to impair your ability to render unbiased and objective advice.
ii.	Supervised Persons must disclose to the Firm all matters, which could reasonably be expected to interfere with your duties to the Firm, or with your ability to render unbiased and objective advice.
iii.	Supervised Persons must comply with all requirements as to disclosure of conflicts of interest imposed by law and by rules and regulations of organizations governing your activities and shall comply with any prohibitions on your activities if a conflict of interest exists.

5.	Disclosure of Referral Fees. Employees must make appropriate disclosures to a prospective client of any consideration paid to others for recommending your services to that prospective client.

C.	Prohibited Activities

1.     In General. You shall not engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-1 or Rule 204A-1, or any other applicable Federal Securities Laws, including: (1) the employment of any device, scheme or artifice to defraud a client, prospective client, fund or an account; (2) the making of any untrue statement of a material fact to a client, prospective client, fund or an account, or omitting to state a material fact necessary in order to make the statements made to a client, prospective client, fund or an account, in light of the circumstances in which they are made, not misleading; (3) the engagement in any act, practice or course of business that operates or would operate as a fraud or deceit on a client, prospective client, fund or an account; and (4) the engagement in any manipulative practice with respect to a client, prospective client, fund or an account.

2.     Prohibition on Accepting and Giving of Gifts. The acceptance or giving of gifts or excessive entertainment from people who have business dealings or prospective dealings with the Firm, must not constitute a conflict of interest or create the appearance of impropriety. Employees may not give or receive gifts in excess of the limit set in the Firm’s policy, and if applicable, your departmental gift policy. In addition, employees must be personally satisfied that the gift or entertainment is not intended to influence their judgment or the performance of their duties. Please consult Manning & Napier’s Receipt of Gifts by Employees Policy found in the HR Employee Manual, and Departmental Gift Policy, if applicable, for further information.

3.     Prohibition Against Assisting Legal and Ethical Violations. Employees shall not participate in, or assist with, any acts in which they know, or should reasonably know, to be in violation of any applicable law, rule, or regulation of any government, governmental agency, or regulatory organization governing their professional, financial, or business activities. Likewise, employees shall not act in any manner that would violate any provisions of this Code.

4.     Prohibition Against Use of Material Non-Public Information. All Employees must comply with all laws and regulations relating to the use of material non-public information, including, but not limited to: (1) if you acquire such information as a result of a special or confidential relationship of the Firm with the issuer, you shall not communicate the information (other than within the relationship), or take investment action on the basis of such information if doing so would violate that relationship; and (2) if you are not in a special or confidential relationship with the issuer, you shall not communicate or act on material non-public information if you know or reasonably should know that such information was disclosed to you in breach of a duty. If such a breach exists, all material non-public information must be reported immediately to a CCO or the General Counsel. You are prohibited from communicating or acting on any material non-public information. Employees who influence the Firm’s securities recommendations and investment ideas are prohibited from using Material Non-Public Information and are required to report such knowledge immediately to a CCO or the General Counsel.

5.     Prohibition Against Plagiarism. You shall not, when presenting material to clients, prospective clients, or the general public, use material that is not authorized by your Supervisor and Compliance Department, if applicable; nor shall you copy or use in substantially the same form, material prepared by persons outside of the Firm without acknowledging its use and identifying the source of such material.

6.     Prohibition Against Misrepresentation of Services. You must not make any statements, orally or in writing, which materially misrepresent: (1) the services that you are capable of performing for the client or prospective client; (2) your qualifications or those of the Firm; (3) the investment performance the Firm has accomplished or can reasonably be expected to achieve for the client or prospective client; or (4) the expected performance of any investment. You must not make any unsupported oral or written statement that assures or guarantees any investment or return on investment, explicitly or implicitly.

D.	Compliance with Laws, Rules, Regulations and Policies.

1.     Required Knowledge and Compliance. You must maintain knowledge of and shall comply with all applicable laws, rules and regulations of any government, governmental agency, and regulatory organization governing your professional, financial, or business activities and applicable policies and procedures of the Firm. Such laws include, but are not limited to, the “Federal Securities Laws” (as defined in Appendix B).

2.     Personal Securities Transactions. You must conduct yourself in such a manner that always place the clients’ best interests first. Transactions for the Firm’s clients have priority over your personal transactions, and any personal transactions must be conducted in a manner that does not operate adversely to the interests of our clients or otherwise give rise to actual or potential conflicts of interest.

If you decide to make a recommendation about the purchase or sale of a security, you must give your clients and the Firm adequate opportunity to act on this recommendation before taking action for your own benefit. You must comply with all requirements covered in the Personal Securities Transactions Section of this Code.

3. Whistleblowing. If you have knowledge of, or a concern about, illegal, dishonest, or fraudulent activity, you are encouraged to promptly report such activity. The Firm strictly prohibits retaliation of any kind against employees who submit a whistleblowing claim. The “Manning & Napier Whistleblower Policy & Procedures” have been included under Appendix D for your reference.

4.      Responsibilities of Supervisors. If you have supervisory responsibility, you must exercise reasonable supervision over those employees who report to you, such as to prevent any violation by such persons of applicable statutes, regulations, or provisions of the Code. In doing so, you are able to rely upon reasonable procedures established by the Firm.

5.     Reporting Violations. You must promptly report any violations or suspected violations of the Code to a CCO or a member of MNA’s Compliance Department.

E.	Investment Recommendations and Actions.

1.     Investment Recommendations. You must exercise diligence and thoroughness in making an investment recommendation to others or in taking an investment action for others, while taking into consideration the appropriateness and suitability of the investment for such portfolio or client. This includes: (1) the needs and circumstances of the client, as indicated by the client’s statement of investment objectives; (2) the basic characteristics of the investment; (3) the basic characteristics of the total portfolio. You must use reasonable judgment to determine the applicable relevant factors, in accordance with the Firm’s investment strategies, screens and pricing disciplines. You must distinguish between facts and opinion in presentation of investment recommendations.

(i)	You must have a reasonable and adequate basis for such recommendations and actions, supported by appropriate research and investigation.
(ii)	You must make reasonable and diligent efforts to avoid any material misrepresentation in any research report or investment recommendation.
(iii)	You must maintain appropriate records to support the reasonableness of such recommendations.

2.     Fair Dealing with Customers and Clients. You must act in a manner consistent with your obligation to deal fairly with all prospects and clients when, (1) disseminating investment recommendations, (2) disseminating material changes in prior investment advice, and (3) taking investment action.

3.     Preservation of Confidentiality. You must preserve the confidentiality of information communicated by the Firm or each client concerning matters within the scope of the confidential relationship, unless you have received information concerning illegal activities. Please consult Manning & Napier’s Privacy Policy and Firmwide Information Security Program, if applicable, for further information.

4.     Maintenance of Independence and Objectivity. In relationships and contacts with an issuer of securities, whether individually or as a member of a group, you must use particular care and good judgment to achieve and maintain independence and objectivity.

Section III: Personal Securities Transactions

A.	Application

1.	Access Persons. This section applies to Access Persons, as that term is defined under Rule 17j-1 and Rule 204A-1. A member of MNA’s Compliance Department will notify each Supervised Person as to whether they are deemed an Access Person and subject to Section III – Personal Securities Transactions. All other Supervised Persons will be deemed “Non-Access Persons (“NAP”) and excluded from the requirements of this section. Access Persons include a sub-category of employees, herein designated “Investment Persons” who are subject to more stringent requirements due to their role in choosing investments for clients.

2.	Independent Directors. Each Independent Director of the Fund (that is, one who is not an "interested person" of the Fund as defined in the 1940 Act) must, within 30 days after the end of each calendar quarter, file a report (which is to be filed with the Fund’s CCO or member of the Compliance Department) as to transactions in Covered Securities; however, such a report need to be made as to a particular Covered Security only if the Independent Director at the time of that transaction knew, or in the ordinary course of fulfilling his or her official duties as a Director of the Fund should have known, that, during the 15 business day period immediately preceding or after the Covered Transaction, the Covered Security is or was purchased or sold by the Fund or was "considered" for such purchase or sale.

B.	Covered Accounts and Securities

1.	“Covered Accounts” include all accounts in which an Access Person has or may have any direct or indirect beneficial ownership in a Covered Security (See appendix A for a discussion of what constitutes such a beneficial interest.) This includes any account that has the ability to hold or transact in Covered Securities irrespective of whether an Access Person intends to trade only Non-Covered Securities in such account.

2.	“Covered Securities” include the following security types:

•	Common stock	•	Closed-end mutual funds
•	Preferred stock	•	Interests in limited partnerships
•	Exchange Traded Funds (“ETF”)	•	Private placement securities
•	Options	•	Private securities
•	Bonds	•	Initial public offerings (“IPOs”)
•	Real estate investment trusts (“REITs”)	•	Derivatives
•	Unit investment trusts (“UITs”)	•	Reportable Funds (defined in Appendix B)
•	Accelerated return notes (“ARNs”)

C.	Reporting Requirements

1.	Initial Holdings Report. Access persons are required to report all Covered Accounts and Covered Securities to a CCO or member of the Compliance Department no later than 10 calendar days after the date upon which they become an Access Person. Access Persons should submit their Initial Holdings Report through the Compliance Department’s vendor by attaching their most recent statements to their “Access or Investment Persons Certification.” Alternatively, Initial Holdings Reports may be emailed to compliance at PST@manning-napier.com. The Compliance Department will then link Covered Accounts to the Compliance Department vendor’s electronic feeds in order to receive an electronic record of Covered Securities go-forward.

The initial holdings report (e.g., most recent account statement) must contain the following information: (i) title, number of shares and aggregate value for equity securities, and principal amount for debt securities; (ii) the name of each broker, dealer, or bank with which he or she maintains an account; and (iii) the date the report is submitted. The information (e.g., account statement) must be current as of a date no more than 45 calendar days prior to the date the person becomes an Access Person. For Covered Securities not held at a broker-dealer (private placements, securities in certificate form, etc.) such holdings of Covered Securities should be reported separately to a CCO or member of the Compliance Department.

1.	Annual Holdings Certification. Access Persons are required to annually verify their holdings as of December 31st of the prior year through the Compliance Vendor’s website, or to a CCO or member of the Compliance Department, by January 30th each year. For individuals who are away from work on Medical Leave, the certification must be completed within 10 calendar days of returning to work.

The annual holdings report must contain the following information: (i) title, number of shares and aggregate value for equity securities, and principal amount for debt securities; (ii) the name of each broker, dealer, or bank with which the employee and immediate family members living in the same household maintains an account and (iii) the date the report is submitted. The report should be current as of December 31st. Covered Securities not held at a broker-dealer (private placements, securities in certificate form, etc.), must be reported separately to a CCO or member of the Compliance Department. Such holdings can be submitted through the Firm’s vendor or emailed to a CCO or member of the Compliance Department.

Access Persons will receive an “Annual Holdings Certification” through the Compliance Vendor’s website. All Covered Accounts disclosed by the Access Person will be reflected in the certification. As well, covered securities held in brokerage accounts supported by the Compliance Vendor’s data feed will be reflected in the certification. For Covered Securities not held in brokerage accounts or held in accounts not supported by the Compliance Vendor’s data feed, Covered Access Persons must submit their holdings reports to compliance either by email to PST@manning-napier.com.

2.	Quarterly Transaction Reports. Access Persons are required to certify to their Covered Securities transactions in all Covered Accounts within 30 calendar days of the end of each quarter.

Access Persons will receive a “Quarterly Transaction Certification” through the Compliance Vendor’s website that includes a record of Covered Securities transactions executed during the prior quarter. If account or transaction information is missing or incorrect, Access Persons must notify the Compliance Department prior to completing their certification. For individuals who are away from work on Medical Leave, the certification must be completed within 10 calendar days of returning to work.

3.	Covered Accounts. In addition to the initial disclosure requirement, Access Persons must disclose new Covered Accounts to a CCO or member of the Compliance Department within 10 days of opening a new Covered Account. Covered Accounts must be held with a broker-dealer with which the Firm can obtain electronic copies of statements and confirmations unless an exception applies.

D.	Pre-Approval Requirements

1.	Except as noted herein, Access Persons must obtain pre-approval through the Firm’s vendor prior to transacting in any Covered Security. Once approved, Access Persons have until the close of the market on which the Covered Security trades to execute transactions in the approved Covered Security. Pre-clearance requests submitted after the Compliance Department’s stated review cut-off time will be cancelled and considered unapproved.

Although considered a Covered Security and subject to Section II.C reporting requirements, ETFs are excluded from the pre-approval requirements. Accordingly, Access Persons need not obtain pre-approval to transact in ETFs but may only trade ETFs in Covered Accounts to ensure that the Compliance Department receives the required records of Access Person transactions in ETFs.

2.	IPOs & Limited Offerings/Private Placements are investments that many individuals rarely have the opportunity to participate in. While the Firm rarely participates in these offerings for its clients, the Firm must ensure that its Access Persons do not invest in these opportunities at the expense of its clients. Therefore, Access Persons must obtain pre-approval prior to transacting in any IPO limited offering and private placement. Access Persons must submit pre-approval requests through the Compliance Department’s vendor.

E.	Limitations and Restrictions

1.	Access Persons are restricted to 50 pre-clearance requests per calendar month. The Compliance Department can further limit the number of pre-clearance requests either temporarily or permanently as deemed necessary to prioritize the needs of clients and shareholders.

2.	Access Persons cannot engage in short sales on Covered Securities.

3.	Access Persons may not enter into Limit Orders or Stop Orders on Covered Securities. Notwithstanding this restriction, Access Persons may enter Limit Orders and Stop Orders on ETFs.

4.	30-Day Holding Period Mandate. Covered Securities (except ETFs) must be held for 30 days from the date of purchase. The 30-day holding period will apply to each successive purchase of additional shares or quantity of the same Covered Security but will not restart the holding period for prior purchases. This means that you may submit a pre-clearance request to sell the shares or quantity of your initial purchase at the end of 30 days. ComplySci will use a first in, first out process to effectuate the 30-day holding period mandate.

For example, an employee purchases 50 shares of XYZ stock on March 1st and another 50 shares on March 15th. The Employee may sell 50 shares of XYZ on March 31st and the additional 50 shares on April 14th.

F.	Investment Person Restrictions

To avoid actual and potential conflicts of interest Analysts and Portfolio Managers are restricted from executing trades in their personal accounts contrary to recommendations their Research Team(s) makes for clients and shareholders. This means that:

(i)	You cannot buy positions in a personal account that your team is selling from client portfolios nor sell positions from your personal account that your team is buying for client portfolios.

(ii)	When you buy a position that we hold in client accounts you must hold it until we sell it to zero.

(iii)	You cannot trim positions (in your personal accounts) in proportion to trims in client portfolios.

Restrictions are applied at the team level:

•	Portfolio Teams – portfolio team analysts are only restricted from securities held or recommended for their applicable products irrespective of whether the same position is held in Core.

•	Sector Teams – sector analysts are only precluded at the sector level. Accordingly, a tech analyst may sell a life sciences stock even though the life sciences analyst has recommended that the Firm buy more.

Core Team –Members of the Core Teams are precluded from trading contrary to their respective Core Team holdings and recommendations (i.e., Core Services members cannot trade contrary to Core Services holdings and recommendations.)

G.	Non-Covered Activities.

The following activities do not require pre-approval, but Access Persons must notify a CCO or member of the Compliance Department prior to engaging in the activity or allowing their spouse or immediate family member living in the same household to engage in the activity. The Compliance Department reserves the right to require the Access Person to provide duplicate statements and confirmations.

1.	Purchases pursuant to a payroll deduction plan.,
2.	Exercise of stock option of corporate employer.
3.	Purchases effected through an established Dividend Reinvestment Plan (“DRP”) except that the purchase of share(s) to initiate participation in the DRP or the purchase of shares in addition to those purchased with dividends AND any sale of shares from the DRP MUST receive pre-approval.
4.	Purchases effected through a systematic investment plan involving the automatic investment of a set dollar amount on predetermined dates. The purchase of securities of the issuer to initiate participation in the plan AND any sale of shares from such a plan MUST receive pre-approval.
5.	Purchases or sales over which the Access Person has no influence or control (including transactions within a managed account solely for tax purposes undertaken by the discretionary manager);
6.	Purchases or sales that are non-volitional, such as fractional share liquidations that occur during account transfers, purchases, or sales upon the exercise of puts or calls written by the Access Person and sales from a margin account to meet a bona fide margin call.
7.	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer; or
8.	Sales in mandatory tenders.

H.	Non-Covered Securities. Pre-Clearance and Reporting Requirements do not apply to the following security types that are classified as “Non-Covered Securities”:

•	U.S. Government Securities
•	Bankers’ acceptances
•	Bank certificates of deposit
•	Commercial paper
•	High quality short-term debt instruments (including repurchase agreements)
•	Cash
•	Physical Commodities
•	Futures (commodity and security futures)
•	Currencies
•	Cryptocurrencies
•	Shares of money market funds
•	Index-based options
•
•	Shares of registered open-end investment companies, except that employees must disclose ownership in but need not obtain pre-approval for transactions in Reportable Funds (as defined in Appendix B)

Section IV. Administration and Oversight

A.	Administration

The Advisor’s CCO in consultation with the Fund’s CCO (the “CCOs”) is responsible for administering this Code. The CCOs have instituted procedures to ensure that each Supervised Person, as applicable:

•	Completes and signs an initial electronic certification in conjunction with new hire orientation that confirms that the employee has read and understands the Code.

•	Completes and signs an annual electronic certification to confirm that the employee, within the prior calendar year, complied with the Code, met all applicable reporting requirements, and continues to understand the Code.

•	Who is or becomes an Access Person receives notification of their status as an Access Person and the requirement to submit their initial holdings report within 10 calendar days of becoming an Access Person.

•	Who is or becomes an Access Person receives notification of their transactions and holdings reporting requirements.

•	Receives initial training at the time of hire and at the time of becoming an Access Person, as applicable, on the Code requirements to which they are held.

•	Receives annual training on the Code requirements to which they are held and that such training addresses any issues that have arisen under the Code during the prior calendar year.

B.	Oversight

The Advisor’s CCO in consultation with the Fund’s CCO (the “CCOs”) is responsible for overseeing this Code and have instituted procedures to detect possible violations to the code. The Advisor CCO or designee, will:

•	Monitor Access Person Covered Accounts and Covered Transactions through the Compliance Vendor’s system.

•	Perform a post trade review, no less frequently than monthly, of Analyst and Portfolio Managers Covered Transactions to identify patterns of trading activity that evidence possible violation to the code.

•	Perform a post trade review, no less frequently than quarterly, of all Access Person Covered Transactions occurring within +/- 15 calendar days of Firm Transactions for potential conflicts of interest.

•	Perform a post trade review, no less frequently than quarterly, of all Access Person ETF transactions to identify excessive short-term trading or other patterns of trading activity that evidence possible violation to the code.

Such reviews shall be conducted in accordance with the standards of this Code and the related Compliance and Surveillance Procedures.

C.	Violations and Remediations

All employees are required to report all prospective violations of this Code to a CCO or member of the Compliance Department. The CCOs will then determine whether (a) a violation occurred, (b) the materiality of the violation and (c) remedial measures and next steps. Generally, material violations include those that resulted in a conflict with the Advisors’ or the Funds’ clients and those that stemmed from a violation of the rules and regulations under the Adviser’s Act and 1940 Act. However, the CCOs will evaluate the facts and circumstances of each prospective violation to determine whether to classify the violation as material or non-material. Except as set forth under subsection (2) herein, this Code does not prescribe specific sanctions or remediations for violations because this Code cannot contemplate all the ways in which employees across the Firm might cause a violation nor the implications of such violation.

1.	Violations of Section III – Personal Securities Trading – will be addressed as follows:

a.	Access Persons who cause a material violation as determined by the CCOs will be subject to a minimum 180-day trading restriction. At the CCOs discretion, based on the facts and circumstances, additional sanctions may be imposed including but not limited to disgorgement of profits, issuance of a letter of censure, or the suspension or termination of employment. In its discretion, the Fund’s CCO may submit the resolution of any such matter, including any sanctions, to the Fund Board for approval at the next regularly scheduled Fund Board meeting unless, the Fund CCO determines that the circumstances warrant an earlier report.

b.	Access Persons who cause a non-material violation as determined by the CCOs will be subject to the following remediation protocol:

Non-Material Violations in prior 36 months	Trading Restriction
0-1	Warning Memo
2	30 Day Trading Restriction
3	60 Day Trading Restriction
4	90 Day Trading Restriction

The CCOs may use their discretion to deviate from the above and/or to impose additional sanctions if the CCOs determine that the facts and circumstances so warrant. Such additional sanctions may include but are not limited to additional training, longer trading restrictions, and closure of covered accounts, among other things.

D.	Written Reports to the Fund Board of Directors.

At least annually, the CCOs will provide a written report to the Board of Directors of the Fund that describes material issues that arose under the Code during the previous year and the CCOs response thereto. The Fund’s CCOs may report to the Board of Directors of the Fund more frequently as they deem necessary or appropriate and shall do so as requested by the Fund Board. The reports should address the following:

(i)	the Fund’s CCO’s (in consultation with the Advisors’ CCO, if applicable) evaluation of the Code and any recommendations for improvement, including a summary of whether the existing procedures under the Code and the related Compliance and Surveillance Procedures appear to be sufficient to detect violations of the Code.

(ii)	any series of related or unrelated violations that the Fund’s CCO (in consultation with the Advisors’ CCO, if applicable) views as being non-material when considered separately, but which raise a material issue under the Code when considered in the aggregate; and

(iii)	the specifics of any additional efforts that may be necessary or appropriate to educate Employees regarding the Code.

Each report to the Fund Board must be accompanied by a certification to the Fund Board from the Fund CCO and Advisor CCO that the Firm has adopted procedures reasonably necessary to prevent its Employees, including Access Persons, from violating the Code.

E.	Recordkeeping

The Firm will maintain the records set forth below. These records will be maintained in accordance with the 1940 Act and the Adviser’s Act. They will be available for examination by representatives of the Securities and Exchange Commission and other regulatory agencies.

1.	A copy of the Firm’s Code and any other compliance policy or procedure that is currently in effect or was in effect at any time within the past five years must be preserved in an easily accessible place.

2.	A record of any Code violation and of any actions taken as a result of the violation must be preserved in an easily accessible place for a period of at least five years following the end of the fiscal year in which the violation occurred.

3.	A copy of each report submitted under this Code, including any information provided in lieu of any such reports made under the Code, will be preserved for a period of at least five years from the end of the fiscal year in which it is made, or the information provided, for the first two years in an easily accessible place.

4.	A record of all persons, currently or within the past five years, who are or were required to submit reports under this Code, or who are or were responsible for reviewing these reports, must be maintained in an easily accessible place.

5.	A copy of each annual report to the Fund Board and the Firm’s Senior Management required by this Code must be maintained for at least five years from the end of the fiscal year in which it is made, for the first two years in an easily accessible place.

6.	The Firm must maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition of securities acquired in an Initial Public Offering or Limited Offering by any Employee for at least five years after the end of the fiscal year in which the approval is granted.

7.	The Code will be disclosed in accordance with the requirements of Form N-1A and applicable Federal Securities Laws.

Appendix A

Beneficial Ownership Interest

The purpose of this Appendix is to discuss the circumstances in which the Employee has a "direct or indirect beneficial interest" in a security, or in a securities account. This question is to be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1(a) (2) thereunder.

Under Rule 17j-1 of the 1940 Act and Rule 204A-1 of the Advisers Act, an Employee need not report "transactions effected for any account over which such person does not have any direct or indirect influence or control.” For the purposes of the Code, an Employee may not report an account that would otherwise be a Covered Account by filing with a CCO a statement indicating lack of influence and control as stated above together with such other documents as the CCO(s) may require demonstrating such lack of influence or control.

The general categories of types of beneficial ownership may be summarized as follows: (i) direct ownership; (ii) securities held by others for the benefit of the Employee; (iii) securities held by certain family members; and (iv) securities held by certain estates, trusts, corporations, or partnerships.

(i)	Direct Ownership. This includes securities registered in the name of an Employee and bearer securities of which the Employee is the bearer.

(ii)	Securities Held by Others for the Benefit of an Employee. This involves, in general, any agreement, arrangement or understanding, under which an Employee derives benefits substantially equivalent to those of ownership. This category would include, but not be limited to, securities held by pledges, custodians, and brokers, as well as if an employee decides to open an HSA (Health Savings Account) through TD Ameritrade.

(iii)	Securities Held by Certain Family Members. The SEC has indicated that the "beneficial ownership" of an Employee extends to securities owned (see below) by a wife or husband, or domestic partner of that Employee, by a minor child or by other relatives (i) sharing the same household, or (ii) not sharing same household but whose investments the Employee directs or controls. Such ownership by relatives may be direct (e.g., in their own name) or in one or more of the indirect ways described in this Appendix. This beneficial ownership position of the SEC is not affected by whether the assets being invested are the separate property of the relative; however, an Employee may, as described in the Code, disclaim beneficial ownership of any particular securities and also may, as described in this Appendix, remove from the category of Covered Accounts over which the Employee has no direct or indirect influence or control. With respect to temporary employees and interns, such temporary employees and interns will only need to disclose any covered accounts in their own name, unless they are employed with the Firm for a period of six months or more, or if requested by a CCO. Please consult with Compliance for detailed guidelines for temporary employees and interns.

(i)	Securities Held by Estates, Etc. An Employee may also have a beneficial interest in securities held by estates, trusts, partnerships, or corporations. Employees who are (i) settlors (e.g., creators), trustees or beneficiaries of a trust; (ii) executors or administrators of, or beneficiaries or legatees of, an estate; (iii) partners of a partnership, or (iv) directors, officers or substantial shareholders of a corporation, which, in each case, invests in Covered Securities, are required to obtain a determination from a CCO as to whether the accounts in question are Covered Accounts. In making any such determination, a CCO may rely on the advice of counsel.

Appendix B

Definitions

"Access Person" means:

(i)	With respect to the Fund or Advisors, any director, officer, or advisory person, as defined below, of the Fund.

“Advisory Person" of the Fund and the Advisors means:

(i)	Any employee of the Fund or the Advisors (or of any company in the control relationship) who, in connection with his or her regular functions or duties, has the power, or is a member of a group that has the power to authorize or recommend a purchase or sale of a Covered Security in the Fund, or who, obtains information of a Covered Security that is being considered for purchases or sales in the Fund; or

(ii)	Any natural person in a control relationship to the Fund or the Advisors who obtains information of a Covered Security that is being considered or is recommended for purchase or sale in the Fund.

“Investment Person" of the Fund and the Advisors means:

(i)	Any employee of the Fund or the Advisors (or of any company in a control relationship) who, in connection with his or her regular functions or duties, has the power or is a member of a group that has the power, to authorize or recommend a purchase or sale of a Covered Security by the Fund; provided that each member of the Research and Fixed Income Departments, other than their Administrative staff, shall be deemed an Investment Person; or

(ii)	Any natural person who is in a control relationship to the Fund or the Advisors who obtains a recommendation of a Covered Security that is being considered for purchase or sale in the Fund.

"Non-Access Person” of the Fund and the Advisors means:

(i)	Employees not deemed to be an Access Person or Investment Person as defined above.

"Initial Public Offering" means:

An offering of securities registered under the Securities Act of 1933, as amended (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of section 13 or 15(d) of the Securities and Exchange Act of 1934, as amended (the “1934 Act”).

"Limited Offering" means:

An offering that is exempt from registration under the 1933 Act pursuant to section 4(2) or section 4(6) or pursuant to Rule 504, 505 or 506.

"Federal Securities Laws" means:

The 1933 Act, the 1934 Act, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of Treasury.

"Reportable Funds" with respect to Advisors subject to Rule 204A-1 means:

(i)	Any fund for which an Advisor serves as an investment adviser as defined in section 2(a) (20) of the 1940 Act; or
(ii)	Any fund whose investment adviser or principal underwriter controls the Firm, is controlled by the Firm, or is under common control with the Firm.

“Control” means:

Investment discretion in whole or in part over an account regardless of Beneficial Ownership, such as an account for which a person has power of attorney or authority to effect transactions.

Appendix C

M&N WHISTLEBLOWER POLICY & PROCEDURES

The Firm has long been committed to maintaining the highest possible standards of ethical, moral and legal business conduct, and has always taken seriously its obligations to its employees. In line with this commitment, the Firm has voluntarily subscribed to the high standards applied by Sarbanes-Oxley to publicly held companies by adopting this policy, which aims to provide an avenue for employees to report serious concerns, such as actions that 1) are unlawful 2) may have a material negative impact on a client of the company 3) may lead to incorrect financial reporting or 4) otherwise amount to serious improper conduct.

If an employee has knowledge of, or a concern about, illegal, dishonest or fraudulent activity, the employee is encouraged to promptly report such activity. The earlier a concern is expressed, the easier it is to take action.

A concern may be submitted in any of the following ways:

•	To the Securities and Exchange Commission (the “SEC”) via the SEC’s website at www.sec.gov/whistleblower, or hotline number: 202-551-4790, or to the Financial Industry Regulatory Authority (“FINRA”) via FINRA’s website at www.finra.org/whistleblower , tip-line number: 1-866-963-4672, or email to whistleblower@finra.org.

•	To your direct supervisor or to any supervisor.

•	Directly to Sarah Turner, Jessica Kushner, Stacey Green, Marc Mayer, or one of the Manning & Napier Fund, Inc. Independent Directors:

Eunice Chapon	(617) 899-2617
Paul Brooke	(917) 860-1133
Chet Watson	(313) 268-1697
John Glazer	(917) 270-6193
Russell Vernon	(914) 588-7200

In writing and submitted anonymously to any of the persons listed above.

In reporting such activity or concern, the employee must exercise good faith and sound judgment to avoid baseless allegations.

The policy encourages employees to put their names to concerns because appropriate follow-up questions and investigation may not be possible unless the source of the information is identified. If a claim is submitted anonymously, the employee filing the claim is encouraged to provide enough factual information to facilitate an investigation including, names, dates, places, events, and why the employee believes the matter is a concern.

As with all complaints submitted, concerns expressed anonymously will be investigated to the extent possible and consideration will be given to:

•	The seriousness of the issue raised;
•	The credibility of the concern; and
•	The likelihood of confirming the allegation from attributable sources.

All reports of such activity must be promptly submitted by the initial recipient of the complaint (as listed above) to the Funds’ Chief Compliance Officer or, in the alternative, to the CEO (and to in-house and/or outside counsel if the matter involves the Manning & Napier Fund, Inc.), who is responsible for determining whether an investigation is appropriate and the form such investigation should take, as well as coordinating whatever corrective action is necessary. To the extent any wrongdoing is uncovered as a result of a report; corrective action will ensue and may include disciplinary action, up to and including termination of employment. Matters that relate in any way to the Manning & Napier Fund, Inc. will also be reported to the Fund’s Audit Committee. Matters that relate in any way to Exeter Trust Company will also be reported to Exeter Trust Company’s Audit Committee.

Protection for reporting such activity is provided as follows:

•	The company strictly prohibits retaliation of any kind against employees for complaints submitted in good faith. This includes, but is not limited to, protection from retaliation in the form of an adverse employment action such as termination, compensation decreases, or poor work assignments and threats of physical harm.

•	Any employee who believes he/she is being retaliated against should contact the Human Resources Manager immediately.

•	The right of an employee for protection against retaliation does not include immunity for any personal wrongdoing by the employee that is alleged and investigated.

•	Every effort will be made to protect the complainant’s identity however identity may have to be disclosed to conduct a thorough investigation.

An employee who knowingly and willfully files a false, fictitious, or fraudulent report of wrongdoing will be subject to disciplinary action, up to and including termination of employment.

This policy does not cover general employee problems or concerns and should not be used for such. For these issues, employees should talk to their supervisor and/or contact the Human Resources Manager.

For any questions regarding this policy, please contact the Human Resources Manager.